Exhibit 16.1
June 26, 2019

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 14 in the Form 10 dated June 26, 2019 of Viemed Healthcare, Inc. (the “Company”) to be filed with the U.S. Securities and Exchange Commission and we agree with such statements therein as related to our firm.

We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 10.

Yours truly,

MNP LLP
Chartered Professional Accountants
Licensed Public Accountant